                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /X/ Preliminary Proxy Statement

     /_/ Confidential,  for Use of the  Commission  Only (as  permitted  by Rule
         14a-6(e)(2))

     /_/ Definitive Proxy Statement

     /_/ Definitive Additional Materials

     /_/ Soliciting Material Under Rule 14a-12

                           VESTA INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            NEWCASTLE PARTNERS, L.P.
                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                         NEWCASTLE CAPITAL GROUP, L.L.C.
                                 MARK E. SCHWARZ
                                JAMES C. EPSTEIN
                                MARK J. MORRISON
                                 STEVEN J. PULLY
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

                                      -2-

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                               DATED JULY 14, 2005

                            NEWCASTLE PARTNERS, L.P.

                                  July __, 2005

Fellow Stockholders:

     Newcastle Partners,  L.P. ("Newcastle Partners") is the beneficial owner of an aggregate of 3,050,700 shares of Common Stock of Vesta Insurance Group,  Inc.
("Vesta" or the "Company"),  representing  approximately 8.5% of the outstanding
Common Stock of the  Company.  Newcastle  Partners  does not believe the current
Board of Directors is acting in your best  interests,  and is therefore  seeking your  support for the  election of its nominees to the Board of Directors of the
Company  at  the  annual  meeting  of  stockholders  scheduled  to  be  held  at
______________________________________________  on ______,  ______ __, 2005,  at
______ __.M.

     Newcastle   Partners  urges  you  to  carefully  consider  the  information contained  in the  attached  Proxy  Statement  and then  support  its efforts by signing,  dating and returning the enclosed GOLD proxy card today.  The attached
Proxy  Statement and the enclosed  GOLD proxy card are first being  furnished to the stockholders on or about _______, 2005.

     If you have already voted for the incumbent management slate you have every right to change your vote by signing,  dating and  returning a later dated proxy card.

     If you have any questions or require any  assistance  with your vote please contact  MacKenzie  Partners,  Inc., which is assisting us, at their address and toll-free numbers listed on the following page.

                                        Thank you for your support,

                                        Mark E. Schwarz
                                        Newcastle Partners, L.P.

--------------------------------------------------------------------------------

  IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GOLD PROXY CARD,
  OR NEED ADDITIONAL COPIES OF NEWCASTLE PARTNERS' PROXY MATERIALS, PLEASE CALL
              MACKENZIE PARTNERS AT THE PHONE NUMBERS LISTED BELOW.

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                               New York, NY 10016
                           PROXY@MACKENZIEPARTNERS.COM
                          (212) 929-5500 (Call Collect)
                                       or
                            TOLL-FREE (800) 322-2885

--------------------------------------------------------------------------------

                                      -2-

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           VESTA INSURANCE GROUP, INC.
                            -------------------------

                                 PROXY STATEMENT
                                       OF
                            NEWCASTLE PARTNERS, L.P.

                            -------------------------

          PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

     Newcastle Partners, L.P., a Texas limited partnership ("Newcastle Partners"
or "we"), is one of the largest  stockholders of Vesta Insurance Group,  Inc., a
Delaware corporation  ("Vesta" or the "Company").  Newcastle Partners is writing to you in  connection  with the  election  of  three  nominees  to the  Board of
Directors  of Vesta (the "Vesta  Board") at the annual  meeting of  stockholders
scheduled  to  be  held  at   ______________________________________________  on
______,  ______  __,  2005,  at ______  __.M.,  including  any  adjournments  or postponements  thereof and any meeting  which may be called in lieu thereof (the
"Annual  Meeting").  Newcastle  Partners has nominated three Class III directors for election at the Annual  Meeting in opposition to three  incumbent  directors whose terms expire at the Annual Meeting.

     This proxy  statement (the "Proxy  Statement")  and the enclosed GOLD proxy card are being  furnished  to  stockholders  of Vesta by  Newcastle  Partners in connection with the solicitation of proxies from Vesta's stockholders to be used at the Annual Meeting to elect Newcastle Partners'  nominees,  James C. Epstein,
Mark J.  Morrison  and  Steven J. Pully (the  "Nominees"),  to the Vesta  Board.
Newcastle Partners, Newcastle Capital Management, L.P. ("Newcastle Management"),
Newcastle Capital Group, L.L.C.  ("Newcastle Group"), Mark E. Schwarz,  James C.
Epstein,  Mark J.  Morrison  and  Steven J.  Pully are  members  of a group (the
"Group")  formed in  connection  with this  proxy  solicitation  and are  deemed participants in this proxy  solicitation.  See "Other Participant  Information."
This  Proxy  Statement  and the GOLD  proxy card are first  being  furnished  to
Vesta's stockholders on or about _______, 2005.

     Vesta [, pursuant to an order of the Delaware  Court of Chancery,]  has set the record date for determining  stockholders  entitled to notice of and to vote at the Annual  Meeting as ________,  2005 (the  "Record  Date").  The  principal executive  offices of Vesta are  located  at 3760  River Run Drive,  Birmingham,
Alabama  35243.  Stockholders  of record at the close of  business on the Record
Date will be entitled to vote at the Annual  Meeting.  According to Vesta, as of the Record Date,  there were _______ shares of common stock,  $.01 par value per share (the  "Shares"),  outstanding  and entitled to vote at the Annual Meeting.
Newcastle Partners, along with all of the participants in this solicitation, are the  beneficial  owners of an aggregate of 3,050,700  Shares,  which  represents approximately  8.5% of the Shares  outstanding  (based on  information  publicly disclosed by Vesta).  The participants in this solicitation  intend to vote such
Shares for the election of the Nominees.

THIS  SOLICITATION IS BEING MADE BY NEWCASTLE  PARTNERS AND NOT ON BEHALF OF THE
BOARD OF DIRECTORS OR  MANAGEMENT OF VESTA.  NEWCASTLE  PARTNERS IS NOT AWARE OF
ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. SHOULD OTHER MATTERS,
WHICH  NEWCASTLE  PARTNERS  IS  NOT  AWARE  OF A  REASONABLE  TIME  BEFORE  THIS
SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES
IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

NEWCASTLE  PARTNERS  URGES YOU TO SIGN,  DATE AND  RETURN THE GOLD PROXY CARD IN
FAVOR OF THE ELECTION OF ITS NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY VESTA MANAGEMENT TO THE VESTA
BOARD,  YOU MAY  REVOKE  THAT  PROXY  AND VOTE  FOR THE  ELECTION  OF  NEWCASTLE
PARTNERS'  NOMINEES BY SIGNING,  DATING AND  RETURNING  THE ENCLOSED  GOLD PROXY
CARD.  THE  LATEST  DATED  PROXY IS THE ONLY ONE THAT  COUNTS.  ANY PROXY MAY BE
REVOKED AT ANY TIME PRIOR TO THE ANNUAL  MEETING BY DELIVERING A WRITTEN  NOTICE
OF  REVOCATION  OR A LATER  DATED  PROXY FOR THE  ANNUAL  MEETING  TO  NEWCASTLE
PARTNERS, C/O MACKENZIE PARTNERS,  INC. WHICH IS ASSISTING IN THIS SOLICITATION,
OR TO THE SECRETARY OF VESTA, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

                                      -2-

                                    IMPORTANT

     YOUR VOTE IS  IMPORTANT,  NO  MATTER  HOW MANY OR HOW FEW  SHARES  YOU OWN.
NEWCASTLE  PARTNERS URGES YOU TO SIGN,  DATE, AND RETURN THE ENCLOSED GOLD PROXY
CARD TODAY TO VOTE FOR THE ELECTION OF NEWCASTLE PARTNERS' NOMINEES.

     The Nominees are committed,  subject to their fiduciary  duties,  to giving all of Vesta's  stockholders  the  opportunity  to achieve the maximum value for their Shares. A vote FOR the Nominees will enable you - as the owners of Vesta -
to send a message to the Vesta Board that you are  committed to  maximizing  the value of your Shares.

o    If your Shares are  registered  in your own name,  please sign and date the enclosed GOLD proxy card and return it to Newcastle Partners, c/o MacKenzie
     Partners, Inc., in the enclosed envelope today.

o    If any of your Shares are held in the name of a brokerage firm,  bank, bank nominee  or other  institution  on the Record  Date,  only it can vote such
     Shares and only upon receipt of your  specific  instructions.  Accordingly, please  contact the person  responsible  for your account and instruct that person to execute on your  behalf the GOLD proxy card.  Newcastle  Partners urges you to confirm your instructions in writing to the person responsible for your  account and to provide a copy of such  instructions  to Newcastle
     Partners,   c/o  MacKenzie  Partners,   Inc.,  who  is  assisting  in  this
     solicitation,  at the address and telephone numbers set forth below, and on the back  cover  of this  Proxy  Statement,  so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

                 If you have any questions regarding your proxy,
             or need assistance in voting your Shares, please call:

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                           PROXY@MACKENZIEPARTNERS.COM

                                       or
                          CALL TOLL FREE (800) 322-2885

                                      -3-

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Vesta Board is currently composed of eight directors divided into three
classes  serving  staggered   three-year   terms.  It  is  Newcastle   Partners'
understanding  that the terms of three Class III  directors of the Vesta Board -
Tambra L. G. Bailie,  Norman W. Gayle,  III and Michael J. Gough - expire at the
Annual Meeting.  Newcastle  Partners  expects that the Vesta Board will nominate these  incumbent  directors for  re-election  at the Annual  Meeting.  Newcastle
Partners is seeking your support at the Annual  Meeting to elect its Nominees in opposition to Vesta's director nominees.

     REASONS WHY NEWCASTLE PARTNERS IS CHALLENGING THE INCUMBENT DIRECTORS.

     Newcastle  Partners  believes the election of the Nominees  represents  the best means for  Vesta's  stockholders  to  maximize  the value of their  Shares.
Newcastle  Partners,  one of the  largest  stockholders  of Vesta,  has a vested interest in the maximization of the value of the Shares. Additionally, Newcastle
Partners'  Nominees have extensive  experience in private and public investment, corporate  governance and business management.  Specifically,  James Epstein and
Mark Morrison are seasoned insurance industry executives as further discussed in their  biographical  extracts below. If elected to the Vesta Board, the Nominees will use their  best  efforts  to cause the  Company  to adopt and  implement  a business plan with the goal of achieving consistent profitability.  The Nominees will also seek to implement  corporate  governance  reform while  exploring  all available  alternatives to maximize stockholder value. There can be no assurance that the election of our nominees will maximize or otherwise enhance stockholder value or improve corporate governance. If elected, the Nominees will represent a minority of the members of the Vesta Board.

WE BELIEVE  VESTA HAS BEEN SLOW TO IMPLEMENT  FUNDAMENTAL  CORPORATE  GOVERNANCE
PRACTICES.

     We believe that proper  corporate  governance  procedures and practices and the level of management  accountability  that the Vesta Board imposes are highly relevant to Vesta's Share price and financial  performance.  In view of sweeping legislation enacted by Congress including the Sarbanes-Oxley Act of 2002 and the rules being adopted by the major stock  exchanges  which are  promoting  greater accountability  to  stockholders,  we  believe  the state of  Vesta's  corporate governance is inadequate.  The Company has been slow to implement the most basic corporate governance practices, as set forth below.

VESTA HAS NOT HELD AN ANNUAL MEETING OF STOCKHOLDERS IN OVER 13 MONTHS.

     As of July 7, 2005, Vesta had not held an annual meeting of stockholders in over 13 months.  Accordingly, on such date, Newcastle Partners filed a complaint with the Delaware  Court of Chancery to enforce its rights as a  stockholder  of
Vesta, pursuant to Section 211 of the Delaware General Corporation Law ("DGCL"),
to compel  Vesta to hold an annual  meeting of  stockholders  for the purpose of electing  directors.  Since each of the  directors  of Vesta  serves a staggered three year term, Norman Gayle, one of the incumbent directors up for election at the Annual Meeting,  was last elected by the  stockholders to serve on the Vesta
Board over 37 months ago. Remarkably, Tambra Bailie and Michael Gough, the other

                                      -4-

two incumbent  directors up for election at the Annual  Meeting,  have served on the Vesta  Board for over 29 and 31  months,  respectively,  without  ever being elected by the stockholders.  Rather, Messrs. Bailie and Gough were appointed by the Vesta Board.  We believe the  stockholders,  the true owners of the Company, should have the  opportunity to exercise their right to  democratically  install all  directors on an annual  basis.  For this reason,  we also believe the Vesta
Board should be destaggered.

VESTA'S STAGGERED, THREE-TIERED BOARD LIMITS ACCOUNTABILITY TO STOCKHOLDERS.

     Vesta's  Bylaws  provide  that the Vesta Board shall be divided  into three classes as nearly equal in number as possible,  and designated as Class I, Class
II and Class III. We believe  Vesta's  classified  board structure is not in the best interests of the stockholders  because it reduces the accountability of the
Vesta Board and, in our view,  only serves to entrench  current  management.  We believe that all  stockholders  should have the opportunity to vote to elect all directors annually, not just once every three years. We believe that such annual accountability  would serve to keep directors closely focused on the performance of the Company's  management and on maximizing  stockholder  value. A classified board of directors protects the incumbency of the board of directors and current management,  which in turn  limits  accountability  to  stockholders.  It is our belief that Vesta's corporate governance procedures and practices, and the level of management  accountability they impose, have adversely impacted the Company's stock price and financial  performance.  We believe sound  corporate  governance practices,  such as the annual election of directors,  would impose the level of management  accountability  necessary  to help  ensure  that a good  performance record continues over the long term.

     If elected, the Nominees will, subject to their fiduciary duties,  petition the Vesta Board to take the necessary steps to destagger the Vesta Board so that all directors are elected on an annual basis as soon as possible.

VESTA HAS NOT RESOLVED AN ACCOUNTING ERROR OR FILED QUARTERLY AND ANNUAL REPORTS
WITH THE SEC IN THE PAST 8 MONTHS.

     The last Form 10-Q filed by Vesta was for the quarter  ended June 30, 2004.
Since then,  the Company  has failed to comply with SEC  reporting  requirements since the Company has not filed its Form 10-Q for the  quarter  ended  September
30, 2004 (the "Q3 Form  10-Q"),  the Form 10-K for the year ended  December  31,
2004 (the "2004 Form  10-K") and the Form 10-Q for the  quarter  ended March 31,
2005 (the "Q1 Form 10-Q").  Even more alarming is the fact that Vesta has failed to  resolve  an  accounting  error that was first  announced  by the  Company in
November 2004. The following is a chronology of public  statements made by Vesta regarding the accounting error and filing delinquencies since November 2004:

     November 8, 2004    Vesta issued a press release announcing that the filing
                         of the Q3 Form 10-Q would be delayed until November 16,
                         2004 in order for the Company to estimate the potential
                         impact of an unfavorable jury verdict.

                                      -5-

     November 15, 2004   Vesta issued a press release announcing that the filing
                         of the Q3 Form  10-Q  would  be  delayed  due to a $1.8
                         million error in the balance sheet that occurred  prior
                         to 2003 and would  "immediately  begin the  process  to
                         pinpoint the period and the nature of the error."

     November 24, 2004   Vesta filed a Form 8-K reporting that documentation and
                         testing to date identified  internal control weaknesses
                         in  the  documentation,  design  and  effectiveness  of
                         internal controls over financial reporting and that the
                         Company  also  identified  a material  weakness  in the
                         effectiveness  in  internal   controls  over  financial
                         reporting as it related to the Company's  consolidation
                         process.

     March 11, 2005      Vesta issued a press release announcing that the filing
                         of the Q3 Form 10-Q  would be  further  delayed.  Vesta
                         also  announced  that the  filing of the 2004 Form 10-K
                         would be delayed  since the Company  had not  finalized
                         the  resolution  of the error it  disclosed in November
                         2004  and  had  not  completed  the  assessment  of the
                         effectiveness of its internal controls. Vesta disclosed
                         that it  anticipated  that the Form 10-K would be filed
                         on or before April 1, 2005.

     March 31, 2005      Vesta issued a press release announcing that the filing
                         of the Form 10-K would be delayed  beyond April 1, 2005
                         in order to provide  additional  time to  finalize  the
                         assessment  of  the   effectiveness   of  its  internal
                         controls  and to conclude the  resolution  of the error
                         disclosed in November 2004. Vesta disclosed that it now
                         anticipated  that  the Form  10-K  would be filed on or
                         before April 30, 2005.

     April 20, 2005      Vesta  filed  a  Form  8-K   announcing   that  Vesta's
                         compensation  committee approved the payment of bonuses
                         to its 5  highest  paid  executives,  including  Norman
                         Gayle,  consisting  of an aggregate of over $500,000 in
                         cash and 325,000 options.

     May 11, 2005        Vesta  filed  a  notification  with  the SEC  that  the
                         Company is  diligently  working to prepare  the Q3 Form
                         10-Q and  2004  Form  10-K and as long as such  filings
                         were delinquent, it would also be unable to timely file
                         the Q1 Form 10-Q.

     June 3, 2005        Vesta  issued  a press  release  announcing  a  revised
                         estimate of the accounting error.  Vesta stated that in
                         the process of pinpointing the period and nature of the
                         previously  disclosed  error,  the  Company  discovered
                         additional errors and now believed the cumulative total
                         impact of correcting all errors discovered to date will
                         reduce  GAAP  stockholders'  equity by a total of $11.6

                                      -6-

                         million   instead  of  the  previously   reported  $1.8
                         million,  but that  these  estimates  were  subject  to
                         change.  The  Company  also stated that the Company has
                         identified material weaknesses in ceded reinsurance and
                         financial   management  and  may  identify   additional
                         material weaknesses as the internal control assessments
                         are completed.

     We are extremely  disappointed that Vesta has not filed quarterly or annual reports or resolved the  accounting  error in the past 8 months,  despite public announcements  that these  issues  would be resolved  sooner.  We are  extremely concerned  that the Company  keeps  changing  its  position on the timing of its ability to file its  delinquent SEC reports and that the scope of the accounting error has  substantially  increased  from what was  initially  identified by the
Company. We are worried that final resolution of the error,  rectifying material weaknesses in the  effectiveness of internal  controls over financial  reporting and filing of the quarterly and annual reports are not high enough priorities of the Company,  especially after, to our surprise,  the Vesta Board found the time to award bonuses to its  executives in May 2005. We are also  concerned that the
NYSE  could  seek to delist  the  Shares if Vesta  does not file its  delinquent reports.

VESTA'S POISON PILL ENTRENCHES THE VESTA BOARD AND MANAGEMENT.

     In June 2000,  the Vesta Board adopted,  without  stockholder  approval,  a rights agreement or "poison pill"  purportedly to encourage persons who may seek to  acquire  control of the  Company to  initiate  such an  acquisition  through negotiations  with the Board of  Directors.  We believe  the poison pill has the effect of entrenching the Vesta Board and management.  In our opinion, this lack of management  accountability  to  stockholders  adversely  affects  stockholder value.  If the Nominees  are elected,  they will use their best efforts to cause the  Vesta  Board to  terminate  Vesta's  poison  pill by  redeeming  all of the outstanding rights. Historically,  proponents of poison pills have asserted that they enable a board of directors to respond in an orderly fashion to unsolicited takeover bids by providing sufficient time to carefully evaluate the fairness of such a bid. We oppose Vesta's poison pill because we believe that it places such an  effective  obstacle to a takeover  bid that it serves to entrench  the Vesta
Board and  management.  We believe  that  Vesta's  poison pill forces a would-be acquirer to negotiate its bid for Vesta with  management,  instead of making its offer directly to the  stockholders of Vesta.  In our opinion,  the power of the
Vesta Board and  management to block any bid that does not leave them in control adversely affects stockholder value. We further believe that the effect of their poison pill is to insulate  management from the most fundamental  accountability to  stockholders  by providing  management  and the Vesta Board with a veto over takeover bids, even when stockholders might favorably view such bids.

     If elected, the Nominees will, subject to their fiduciary duties, press the
Vesta Board to repeal the poison pill.

VESTA'S  CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN NUMEROUS  ANTI-TAKEOVER
PROVISIONS.

     Vesta's  Certificate  of  Incorporation   ("Charter")  and  Bylaws  contain
numerous anti-takeover  provisions that we believe infringe on the stockholders'

                                      -7-

rights to determine  what is best for the Company and serve to entrench  current management.  These anti-takeover provisions include, but are not limited to, the following:

     o    Charter  and  Bylaw   provisions   allowing   stockholders  to  remove
          directors,  but only for cause and only by the affirmative  vote of at least 80% of the voting power of the outstanding voting stock.

     o    Charter  provision  prohibiting  stockholders  from  taking  action by written consent in lieu of a meeting.

     o    Charter  provision  authorizing Vesta Board to create and issue rights entitling  stockholders  to  purchase  from  Vesta  securities  of the
          Company "recognizing that, under certain  circumstances,  the creation and  issuance  of such  rights  could have the effect of  discouraging third  parties from  seeking,  or impairing  their ability to seek, to acquire a  significant  portion of the  outstanding  securities of the
          Corporation,  to engage in any  transaction  which  might  result in a change of control of the  Corporation  or to enter into any agreement, arrangement  or  understanding  with another party to  accomplish  the foregoing . . ."

     o    Bylaws  do  not  permit  stockholders  to  call  special  meetings  of stockholders.

     o    The  anti-takeover  provisions  above,  as  well  as all  other  Bylaw provisions,  may be amended or repealed by the stockholders,  but only by the affirmative  vote of 80% of the voting power of the outstanding voting stock.

     We  believe  the  foregoing   anti-takeover   provisions  are  intended  to
disenfranchise   stockholders   and  strip  away  any  semblance  of  management
accountability  which Vesta's  stockholders  deserve.  If elected,  the Nominees will, subject to their fiduciary duties,  lobby the Vesta Board to eliminate the
Company's remaining anti-takeover provisions.

 WE BELIEVE VESTA'S DISMAL FINANCIAL PERFORMANCE DEMONSTRATES THE VESTA BOARD'S
                 FAILURE TO CREATE VALUE FOR ITS STOCKHOLDERS.

     Vesta's  financial  results  over  the  past  several  years  have  been  a disappointment  to  Newcastle  Partners,  and it  believes,  to many other Vesta stockholders.  Vesta has sustained net losses during fiscal 2001,  2002 and 2003 which losses have increased from year to year. The financial  results for fiscal
2004 are unknown as the Company has not yet filed its Form 10-K for that period.

     o    In fiscal 2001, Vesta sustained a net loss of $29,330,000.

     o    In fiscal 2002,  Vesta's net loss increased by approximately  10% from the prior year to $32,211,000.

     o    In fiscal 2003,  Vesta's net loss ballooned by approximately 272% from the prior year to $119,985,000.

                                      -8-

     o    During  this  three  year   period,   expenses   have   increased   by
          approximately 82%, from $361,870,000 in fiscal 2001 to $657,361,000 in fiscal 2003.

     We believe the Vesta Board should be held  accountable  for these sustained losses and inability to control expenses.

  WE BELIEVE VESTA'S SHARE PRICE HAS SUFFERED AS A RESULT OF CONTINUED LOSSES.

     We believe the net losses  sustained by Vesta from 2001 to 2003 and Vesta's failure to report its financial results for 2004 has had a significant  negative impact on the Company's Share price performance during this period.

     o    According to information contained in management's proxy statement for the  2004  annual  meeting  of  stockholders  (the  "Management  Proxy
          Statement"), during the period from December 31, 1998 through December
          31, 2003,  Vesta's Share price performance  trailed the S&P Property &
          Casualty Index by a significant margin.

     o    According to the  Management  Proxy  Statement,  during this period an investment in Vesta would have lost over 35% of its value  compared to a loss of just over 11% had the same  investment  been made in the S&P
          Property  &  Casualty  Index  and a loss  of  just  over  3%  had  the investment been made in the S&P 500 Index.

     o    Since the  Management  Proxy  Statement,  Vesta has not  mailed  proxy materials reporting comparisons of its Share price with its peer group
          indexes  due  to  Vesta's   failure  to  hold  an  annual  meeting  of
          stockholders in over 13 months.

     o    On December 31, 2003,  the date on which Vesta last compared its Share price to its peer group  indexes as described  above,  the Share price closed at $3.79 per Share. On July 13, 2005, the Share price closed at
          $2.69 per Share,  representing  a substantial  29% decrease  since the beginning of 2004.

THE NOMINEES

     The following  information sets forth the name,  business address,  present principal  occupation,  and  employment  and  material  occupations,  positions, offices,  or employments  for the past five years of each of the Nominees.  This information  has been  furnished  to  Newcastle  Partners by the  Nominees.  The
Nominees are citizens of the United States of America.

     JAMES C.  EPSTEIN  (Age 46) has  served as Chief  Risk  Officer  of Contran
Corporation,  a diversified holding company with controlling interests in public and private  companies,  since  January  2005.  He has served as Chairman of the
Board and Chief Executive  Officer of EWI RE, Inc., an insurance and reinsurance brokerage and consulting firm and Contran Corporation affiliate,  since November
2004, and as its President from 1995 to December 2000. He has served as Chairman of the Board of Tall Pines  Insurance  Company,  a Vermont  captive  insurer and
Contran  Corporation  affiliate,  since  November  2004.  Mr. Epstein has been a director of Hallmark Financial Services, Inc., a property and casualty insurance

                                      -9-

holding company,  since May 2003. Certain relatives of Mr. Epstein are investors in Newcastle Partners.  The business address of Mr. Epstein is 5400 LBJ Freeway,
Suite 1060,  Dallas,  Texas 75240.  As of the date hereof,  Mr.  Epstein did not beneficially  own any securities of Vesta. Mr. Epstein has not purchased or sold any securities of Vesta during the past two years.

     MARK J. MORRISON (Age 45) has served as Executive  Vice President and Chief
Financial Officer of Hallmark Financial Services,  Inc., a property and casualty insurance holding company, since March 2004. From January 2001 to March 2004, he served as President of  Associates  Insurance  Group,  a subsidiary  of St. Paul
Travelers,  a  national  provider  of  property  casualty  insurance  and  asset management  services.  From 1996 to 2000, he served as Senior Vice President and
Chief Financial Officer of Associates Insurance Group, the insurance division of
Associates First Capital Corporation,  an international  provider of finance and insurance  products.  The business  address of Mr.  Morrison is 777 Main Street,
Suite 100, Fort Worth,  Texas 76102. As of the date hereof, Mr. Morrison did not beneficially own any securities of Vesta. Mr. Morrison has not purchased or sold any securities of Vesta during the past two years.

     STEVEN  J.  PULLY  (Age  45)  has  served  as the  President  of  Newcastle
Management,  the general  partner of Newcastle  Partners,  a private  investment partnership,  since  January  2003 and has been with  Newcastle  Partners  since
December 2001. Mr. Pully has served as a director of Whitehall Jewellers,  Inc., a specialty retailer of fine jewelry, since June 22, 2005 and as Chairman of the
Board  since  July 5,  2005.  He has  served as Chief  Executive  Officer  and a director of New Century Equity  Holdings  Corp., a company  formerly  engaged in investing in high-growth companies, since June 2004. He has served as a director of Pizza Inn,  Inc.,  a  franchisor  and  operator of pizza  restaurants,  since
December  2002.  From  January 2003 to June 2004,  he served as Chief  Executive
Officer of privately-held  Pinnacle Frames and Accents, Inc., a domestic picture frame  manufacturer.  Prior to joining  Newcastle  Management,  from May 2000 to
December 2001, he served as a managing  director in the mergers and acquisitions department of Banc of America Securities, Inc. and from January 1997 to May 2000 he was a member of the  investment  banking  department of Bear Stearns where he became a senior  managing  director in 1999.  Mr.  Pully is a CPA, a CFA,  and a member of the Texas Bar.  The  business  address of Mr.  Pully is c/o  Newcastle
Capital Management,  L.P., 300 Crescent Court, Suite 1110, Dallas,  Texas 75201.
As of the date hereof,  Mr. Pully did not  beneficially  own any  securities  of
Vesta.  Mr. Pully has not  purchased or sold any  securities of Vesta during the past two years.

     There can be no assurance  that the actions our Nominees  intend to take as described  above will be implemented if they are elected or that the election of
our  Nominees  will  improve  the  Company's   business  or  otherwise   enhance
stockholder value. Your vote to elect the Nominees does not constitute a vote in favor of our value  enhancing  plans for Vesta.  Your vote to elect the Nominees will have the legal effect of replacing three incumbent  directors of Vesta with our Nominees.  Neither we (nor to our knowledge, any other person on our behalf)
has made or undertaken any analysis or reports as to whether  stockholder  value will be  maximized  as a result of this  solicitation  or obtained  reports from consultants  or other  outside  parties as to whether  the  proposals  presented herein would have an effect on stockholder value. There can be no assurance that stockholder  value will be  maximized  as a result of this  solicitation  or the election of the Nominees.  If elected to the Vesta Board,  the Nominees will use

                                      -10-

their best efforts to cause the Company to take all necessary  action to improve the Company's operating results and to otherwise enhance stockholder value.

     The Nominees will not receive any compensation from Newcastle  Partners for their services as directors of Vesta other than the normal  compensation  Steven
J. Pully receives for his services as President of Newcastle  Management.  Other than as stated  herein,  there are no  arrangements  or  understandings  between
Newcastle  Partners  and any of the  Nominees  or any other  person  or  persons pursuant to which the nomination  described herein is to be made, other than the consent by each of the nominees to be named in this Proxy Statement and to serve as a  director  of Vesta if elected  as such at the  Annual  Meeting.  Except as provided under the Section  entitled  "Legal  Proceedings"  herein,  none of the
Nominees  is a  party  adverse  to  Vesta  or any of its  subsidiaries  or has a material  interest  adverse to Vesta or any of its  subsidiaries in any material pending legal proceedings.

     Newcastle  Partners  does not expect  that the  Nominees  will be unable to stand for  election,  but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for  substitute  nominees.  In addition,  Newcastle  Partners reserves  the right to nominate  substitute  persons if Vesta makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated  would have, the effect of disqualifying  the Nominees.  In any such case, Shares  represented by the enclosed GOLD proxy card will be voted for such
substitute   nominees.   Newcastle  Partners  reserves  the  right  to  nominate
additional  persons if Vesta  increases  the size of the Vesta  Board  above its existing  size or  increases  the  number  of  directors  serving  as Class  III directors  above three.  Additional  nominations  made pursuant to the preceding sentence are without  prejudice to the position of Newcastle  Partners  that any attempt to  increase  the size of the current  Vesta  Board or to  increase  the number of  directors  serving as Class III  directors  constitutes  an  unlawful manipulation of Vesta's corporate machinery.

YOU ARE URGED TO VOTE FOR THE  ELECTION  OF THE  NOMINEES ON THE  ENCLOSED  GOLD
PROXY CARD.

                                      -11-

                           VOTING AND PROXY PROCEDURES

     Only  stockholders  of record on the Record Date will be entitled to notice of and to vote at the  Annual  Meeting.  Each  Share is  entitled  to one  vote.
Stockholders  who sell Shares  before the Record Date (or acquire  them  without voting rights after the Record Date) may not vote such Shares.  Stockholders  of record on the Record Date will retain their voting rights in connection with the
Annual  Meeting even if they sell such Shares  after the Record  Date.  Based on publicly  available  information,  Newcastle  Partners  believes  that  the only outstanding  class of securities of Vesta entitled to vote at the Annual Meeting is the Shares.

     Shares  represented by properly  executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions,  will be voted FOR the  election  of the  Nominees  to the  Vesta  Board  and,  in the
discretion of the persons named as proxies, on all other matters as may properly come before the Annual Meeting.

     We are asking you to elect our  Nominees.  The enclosed GOLD proxy card may only be voted for our Nominees and does not confer  voting power with respect to the Company's nominees.  Accordingly,  you will not have the opportunity to vote for any of Vesta's  nominees.  You can only vote for Vesta's nominees by signing and returning a proxy card provided by Vesta.  Stockholders  should refer to the
Company's proxy statement for the names,  backgrounds,  qualifications and other information  concerning Vesta's nominees.  The participants in this solicitation intend to vote all of their  Shares in favor of the  Nominees  and will not vote their Shares in favor of any of Vesta's nominees.

QUORUM

     [In order to conduct any business at the Annual  Meeting,  a quorum must be present  in person or  represented  by valid  proxies.  A quorum  consists  of a majority of the Shares  issued and  outstanding  on the Record Date.  All Shares that are voted  "FOR",  "AGAINST"  or "ABSTAIN"  (or  "WITHHOLD"  in the case of election of directors) on any matter will count for purposes of  establishing  a quorum and will be treated as Shares entitled to vote at the Annual Meeting (the
"Votes Present").]

VOTES REQUIRED FOR APPROVAL

     A plurality of the total votes cast ("Votes Cast") by holders of the Shares for the  Nominees  is  required  for the  election  of  directors  and the three nominees  who  receive  the most votes will be  elected  [(assuming  a quorum is present)]. A vote to "WITHHOLD" for any nominee for director will be counted for purposes of determining the Votes Present,  but will have no other effect on the outcome of the vote on the election of directors.  A  Stockholder  may cast such votes for the  Nominees  either by so marking  the  ballot at the  meeting or by specific  voting  instructions  sent  with a signed  proxy to  either  Newcastle
Partners  in care of  MacKenzie  Partners,  Inc. at the address set forth on the back  cover  of this  Proxy  Statement  or to  Vesta at 3760  River  Run  Drive,
Birmingham, Alabama 35243 or any other address provided by Vesta.

                                      -12-

ABSTENTIONS

     [Abstentions  will count as Votes  Present for the  purpose of  determining whether a quorum is present.]  Abstentions  will not be counted as Votes Cast in the election of directors.

BROKER NON-VOTES

     [Shares held in street name that are present by proxy will be considered as
Votes  Present for purposes of  determining  whether a quorum is present.]  With regard to certain proposals,  the holder of record of Shares held in street name is  permitted to vote as it  determines,  in its  discretion,  in the absence of direction from the beneficial holder of the Shares.

     The term  "broker  non-vote"  refers to shares held in street name that are not voted with respect to a particular matter,  generally because the beneficial owner did not give any  instructions to the broker as to how to vote such shares on that matter and the broker is not permitted  under  applicable  rules to vote such shares in its discretion because of the subject matter of the proposal, but whose  shares are present on at least one matter.  [Such shares shall be counted as Votes Present for the purpose of determining  whether a quorum is present, if voting  instructions are given by the beneficial owner as to at least one of the matters to be voted on.] Broker  non-votes  will not be counted as Votes Present with respect to matters as to which the record  holder has  expressly not voted.
Accordingly,  Newcastle  Partners  believes that broker  non-votes  will have no effect upon the outcome of voting on the election of directors.

REVOCATION OF PROXIES

     Stockholders  of Vesta  may  revoke  their  proxies  at any  time  prior to exercise  by  attending  the  Annual  Meeting  and  voting in  person  (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of  revocation.  The delivery of a
subsequently   dated  proxy  which  is  properly  completed  will  constitute  a revocation  of any earlier  proxy.  The  revocation  may be delivered  either to
Newcastle Partners in care of MacKenzie Partners,  Inc. at the address set forth on the back cover of this Proxy  Statement  or to Vesta at 3760 River Run Drive,
Birmingham,  Alabama  35243 or any other address  provided by Vesta.  Although a revocation is effective if delivered to Vesta,  Newcastle Partners requests that either  the  original  or  photostatic  copies of all  revocations  be mailed to
Newcastle Partners in care of MacKenzie Partners,  Inc. at the address set forth on the back cover of this Proxy  Statement so that  Newcastle  Partners  will be aware of all revocations  and can more accurately  determine if and when proxies have been  received  from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally,  MacKenzie Partners, Inc. may use this information to contact  stockholders  who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE VESTA BOARD,  PLEASE
SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE  POSTAGE-PAID
ENVELOPE PROVIDED.

                                      -13-

                             SOLICITATION OF PROXIES

     The  solicitation of proxies pursuant to this Proxy Statement is being made by Newcastle Partners.  Proxies may be solicited by mail, facsimile,  telephone, telegraph, in person and by advertisements.  Newcastle Partners will not solicit proxies via the Internet.

     Newcastle  Partners has entered into an agreement with MacKenzie  Partners,
Inc.  for   solicitation   and  advisory   services  in  connection   with  this
solicitation,  for which  MacKenzie  Partners,  Inc.  will  receive a fee not to exceed $___,000.00, together with reimbursement for its reasonable out-of-pocket expenses,  and will be indemnified  against  certain  liabilities  and expenses, including  certain  liabilities  under the federal  securities  laws.  MacKenzie
Partners,  Inc. will solicit  proxies from  individuals,  brokers,  banks,  bank nominees and other  institutional  holders.  Newcastle  Partners  has  requested banks,  brokerage  houses and other  custodians,  nominees  and  fiduciaries  to forward all solicitation  materials to the beneficial  owners of the Shares they hold of record. Newcastle Partners will reimburse these record holders for their reasonable  out-of-pocket expenses in so doing. It is anticipated that MacKenzie
Partners,  Inc.  will  employ  approximately  ___  persons  to  solicit  Vesta's stockholders for the Annual Meeting.

     The  entire  expense of  soliciting  proxies  is being  borne by  Newcastle
Partners  pursuant to the terms of the Joint Filing and  Solicitation  Agreement
(as  defined  below).  Costs  of this  solicitation  of  proxies  are  currently estimated to be approximately  $___,000.00.  Newcastle  Partners  estimates that through the date hereof,  its expenses in connection with this  solicitation are approximately $___,000.00.

                          OTHER PARTICIPANT INFORMATION

     Each member of the Group is a  participant  in this  solicitation.  Mark E.
Schwarz is the managing  member of Newcastle  Group,  a Texas limited  liability company,  which is the general partner of Newcastle Management,  a Texas limited partnership, which in turn is the general partner of Newcastle Partners, a Texas limited  partnership.  The principal occupation of Mr. Schwarz is serving as the managing member of Newcastle Group. The principal business of Newcastle Group is acting as the general partner of Newcastle Management. The principal business of
Newcastle Management is acting as the general partner of Newcastle Partners. The principal  business  of  Newcastle  Partners is  investing  in  securities.  The principal  business  address  of  Mr.  Schwarz,  Newcastle  Partners,  Newcastle
Management and Newcastle Group is 300 Crescent Court, Suite 1110, Dallas,  Texas
75201.  As of the date hereof,  Newcastle  Partners is the  beneficial  owner of
3,050,700 Shares. Mark Schwarz,  Newcastle Management and Newcastle Group may be
deemed to  beneficially  own the Shares held by Newcastle  Partners by virtue of
their  affiliation  with  Newcastle  Partners  and  each  disclaims   beneficial
ownership  of such  Shares  except  to the  extent of their  pecuniary  interest therein.  For information  regarding  purchases and sales of securities of Vesta during the past two years by Newcastle Partners, see Schedule I.

                                      -14-

     On March 21, 2005,  Newcastle  Partners,  Newcastle  Management,  Newcastle
Group,  Mark E.  Schwarz and each of the  Nominees  (collectively,  the "Group")
entered into a Joint  Filing and  Solicitation  Agreement in which,  among other things,  (a) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of Vesta to the extent required  under  applicable  securities  laws, (b) the parties agreed to solicit proxies or written  consents  for the  election  of the  Nominees,  or any other person(s)  nominated  by  Newcastle  Partners,  to the Vesta Board at the Annual
Meeting (the  "Solicitation"),  and (c)  Newcastle  Partners  agreed to bear all expenses incurred in connection with the Group's activities,  including approved expenses  incurred by any of the parties in  connection  with the  Solicitation, subject to certain limitations. Newcastle Partners intends to seek reimbursement from  Vesta of all  expenses  it incurs  in  connection  with the  Solicitation.
Newcastle  Partners does not intend to submit the question of such reimbursement to a vote of security  holders of the  Company.  Pursuant  to letter  agreements dated March 21, 2005,  Newcastle  Partners  agreed to indemnify  each of Messrs.
Epstein,  Morrison  and Pully  against any and all claims of any nature  arising from the solicitation of proxies from Vesta's stockholders at the Annual Meeting and any related transactions.

     Except  as set  forth in this  Proxy  Statement  (including  the  Schedules hereto),  (i) during the past 10 years, no participant in this  solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);  (ii) no participant in this solicitation  directly or indirectly beneficially  owns  any  securities  of  Vesta;  (iii)  no  participant  in this solicitation  owns any  securities  of Vesta  which are owned of record  but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Vesta during the past two years; (v) no part of the purchase price or market  value of the  securities  of Vesta owned by any  participant  in this solicitation  is  represented  by funds  borrowed or otherwise  obtained for the purpose of acquiring or holding such  securities;  (vi) no  participant  in this solicitation  is,  or  within  the  past  year  was,  a party  to any  contract, arrangements or understandings with any person with respect to any securities of
Vesta,   including,   but  not  limited  to,  joint  ventures,  loan  or  option arrangements,  puts or calls,  guarantees  against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly,  any securities of Vesta; (viii) no participant in this solicitation owns  beneficially,  directly or  indirectly,  any  securities  of any parent or subsidiary of Vesta;  (ix) no participant in this solicitation or any of his/its associates was a party to any  transaction,  or series of similar  transactions, since the  beginning of Vesta's last fiscal year, or is a party to any currently proposed transaction,  or series of similar transactions,  to which Vesta or any of its  subsidiaries  was or is to be a party,  in  which  the  amount  involved exceeds  $60,000;  (x) no  participant  in this  solicitation  or any of his/its associates has any arrangement or understanding  with any person with respect to any future employment by Vesta or its affiliates,  or with respect to any future transactions to which Vesta or any of its affiliates will or may be a party; and
(xi) no person, including the participants in this solicitation,  who is a party to an arrangement or  understanding  pursuant to which the Nominees are proposed to be elected  has a  substantial  interest,  direct or  indirect,  by  security holdings or otherwise in any matter to be acted on at the Annual Meeting.

                                      -15-

                                LEGAL PROCEEDINGS

     On July 7, 2005,  Newcastle  Partners  filed a complaint  with the Delaware
Court of Chancery,  New Castle County, to enforce its rights as a stockholder of
Vesta,  pursuant to Section 211 of the DGCL,  to compel  Vesta to hold an annual meeting of stockholders  for the purpose of electing  directors.  Section 211 of the DGCL  permits  the  Court  of  Chancery  to  compel  an  annual  meeting  of stockholders  upon  application of any stockholder if there is a failure to hold an  annual  meeting  of  stockholders  for a  period  of  13  months  after  the corporation's  last annual meeting.  Newcastle  Partners believes that Vesta has not held or scheduled an annual meeting of stockholders since June 1, 2004, more than 13 months ago, and  believes  that no action has been taken within the last
13 months to elect directors by written consent of the  stockholders of Vesta in lieu of an annual meeting.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

     Newcastle  Partners is unaware of any other matters to be considered at the
Annual Meeting.  However,  should other matters, which Newcastle Partners is not aware of a  reasonable  time before  this  solicitation,  be brought  before the
Annual  Meeting,  the persons  named as proxies on the enclosed  GOLD proxy card will vote on such matters in their discretion.

     Newcastle Partners has omitted from this Proxy Statement certain disclosure required  by  applicable  law that is already  included in the  Company's  proxy
statement.   This  disclosure   includes,   among  other  things,   biographical
information on Vesta's directors and executive officers,  information concerning executive compensation, an analysis of cumulative total returns on an investment in Shares during the past five years and procedures for submitting proposals for inclusion in Vesta's proxy  statement at the next annual  meeting.  Stockholders should  refer  to  the  Company's  proxy  statement  in  order  to  review  this disclosure.

     See Schedule II for information regarding persons who beneficially own more than 5% of the  Shares and the  ownership  of the  Shares by the  management  of
Vesta.

     The information  concerning Vesta contained in this Proxy Statement and the
Schedules  attached  hereto  has been taken  from,  or is based  upon,  publicly available information.

                                               NEWCASTLE PARTNERS, L.P.

                                               _____, 2005

                                      -16-

                                   SCHEDULE I
                                   ----------

          TRANSACTIONS IN THE SECURITIES OF VESTA INSURANCE GROUP, INC.
              BY NEWCASTLE PARTNERS, L.P. DURING THE PAST TWO YEARS

   Class                 Quantity           Price Per        Date of
of Security             Purchased            Unit ($)        Purchase
-------------   ---------------------  --------------- -------------------------
                            NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
Common Stock             31,300               3.45            3/08/05
Common Stock             62,900               3.46            3/09/05
Common Stock             10,500               3.49            3/10/05
Common Stock             52,700               3.56            3/11/05
Common Stock             49,400               3.59            3/14/05
Common Stock              1,600               3.51            3/16/05
Common Stock             13,100               3.50            3/17/05
Common Stock              2,900               3.51            3/18/05
Common Stock             31,800               3.47            3/21/05
Common Stock             24,300               3.49            3/22/05
Common Stock             15,900               3.55            3/28/05
Common Stock             38,400               3.51            3/29/05
Common Stock             13,400               3.52            3/30/05
Common Stock             86,800               3.50            3/31/05
Common Stock             28,200               3.50            4/01/05
Common Stock             15,100               3.54            4/04/05
Common Stock              2,900               3.56            4/07/05
Common Stock             18,800               3.53            4/08/05
Common Stock             34,200               3.49            4/11/05
Common Stock             90,600               3.51            4/12/05
Common Stock             78,600               3.48            4/13/05
Common Stock             62,300               3.53            4/14/05
Common Stock             53,200               3.44            4/15/05
Common Stock            395,400               3.40            4/18/05
Common Stock            397,200               3.37            4/19/05
Common Stock             52,900               3.32            4/20/05
Common Stock            136,600               3.36            4/21/05
Common Stock             10,000               2.70            4/26/05
Common Stock             74,100               2.60            4/27/05
Common Stock            129,000               2.43            4/28/05
Common Stock             53,100               2.50            4/29/05
Common Stock             17,900               2.38            5/02/05
Common Stock             25,600               2.23            5/03/05
Common Stock             65,700               2.24            5/04/05
Common Stock             24,400               2.19            5/05/05
Common Stock            200,500               2.28            5/06/05

                                      -17-

   Class                 Quantity           Price Per        Date of
of Security             Purchased            Unit ($)        Purchase
-------------   ---------------------  --------------- -------------------------

Common Stock             76,600               2.22            5/10/05
Common Stock             42,300               2.22            5/11/05
Common Stock             83,600               2.25            5/12/05
Common Stock             42,200               2.19            5/13/05
Common Stock             29,400               2.29            5/16/05
Common Stock             22,200               2.29            5/17/05
Common Stock             10,300               2.38            5/18/05
Common Stock             22,000               2.48            5/19/05
Common Stock                400               2.54            5/20/05
Common Stock             15,000               2.50            5/23/05
Common Stock             18,200               2.47            5/24/05
Common Stock             10,900               2.46            5/25/05
Common Stock             17,000               2.50            5/26/05
Common Stock             12,500               2.50            5/27/05
Common Stock             19,100               2.51            6/01/05
Common Stock            220,800               2.52            6/02/05
Common Stock              6,600               2.55            6/03/05
Common Stock                300               2.60            6/08/05

                                      -18-

                                   SCHEDULE II
                                   -----------

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

                                      -19-

                                    IMPORTANT

     Tell your Board what you think! Your vote is important.  No matter how many
Shares you own,  please give  Newcastle  Partners your proxy FOR the election of the Nominees by taking three steps:

     o    SIGNING the enclosed GOLD proxy card,

     o    DATING the enclosed GOLD proxy card, and

     0    MAILING the enclosed  GOLD proxy card TODAY in the  envelope  provided
          (no postage is required if mailed in the United States).

     If any of your Shares are held in the name of a brokerage firm,  bank, bank nominee or other institution, only it can vote such Shares and only upon receipt
of  your  specific   instructions.   Accordingly,   please  contact  the  person
responsible  for your account and instruct that person to execute the GOLD proxy card  representing  your  Shares.  Newcastle  Partners  urges you to  confirm in writing your instructions to Newcastle  Partners in care of MacKenzie  Partners,
Inc. at the address  provided below so that Newcastle  Partners will be aware of all  instructions  given and can  attempt to ensure that such  instructions  are followed.

     If you have any questions or require any additional  information concerning this Proxy Statement, please contact MacKenzie Partners, Inc. at the address set forth below.

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                           PROXY@MACKENZIEPARTNERS.COM

                                       or
                          CALL TOLL FREE (800) 322-2885

                                      -20-

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                               DATED JULY 14, 2005

                           VESTA INSURANCE GROUP, INC.

                       2005 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF NEWCASTLE PARTNERS, L.P.

              THE BOARD OF DIRECTORS OF VESTA INSURANCE GROUP, INC.
                          IS NOT SOLICITING THIS PROXY

                                    P R O X Y

The undersigned  appoints Mark E. Schwarz and Steven J. Pully, and each of them, attorneys  and  agents  with full  power of  substitution  to vote all shares of
common  stock  of  Vesta  Insurance  Group,   Inc.  (the  "Company")  which  the
undersigned  would be  entitled  to vote if  personally  present  at the  Annual
Meeting of  Stockholders  of the Company,  and including at any  adjournments or postponements thereof and at any meeting called in lieu thereof.

The undersigned  hereby revokes any other proxy or proxies  heretofore  given to vote or act with  respect to the shares of common  stock of the Company  held by the  undersigned,  and hereby  ratifies and confirms all action the herein named attorneys and proxies,  their  substitutes,  or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse  and in their  discretion  with  respect  to any  other  matters  as may properly come before the Annual Meeting that are unknown to Newcastle  Partners,
L.P. a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED  WITH RESPECT TO THE PROPOSAL ON THE REVERSE,  THIS
PROXY WILL BE VOTED FOR PROPOSAL 1.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

         IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] PLEASE MARK VOTE AS IN THIS EXAMPLE

1.   ELECTION OF DIRECTORS:

                                                                       FOR ALL
                                                       WITHHOLD         EXCEPT
                                                     AUTHORITY TO     NOMINEE(S)
                                        FOR ALL      VOTE FOR ALL      WRITTEN
                                        NOMINEES       NOMINEES         BELOW
     Nominees:  James C. Epstein          [ ]            [ ]             [ ]
                Mark J. Morrison
                Steven J. Pully
                                                                  ______________

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN  SHARES  ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH  SIGN.  EXECUTORS,
ADMINISTRATORS,  TRUSTEES,  ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.
PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.